FOR IMMEDIATE RELEASE
McCORMICK REPORTS FOURTH QUARTER FINANCIAL RESULTS AND PROVIDES FINANCIAL OUTLOOK FOR 2016
SPARKS, MD, JANUARY 28, 2016 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the fourth quarter and fiscal year ended November 30, 2015 and provided a 2016 financial outlook.

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In the fourth quarter of 2015, the company grew sales 8% in constant currency. Including the impact of unfavorable foreign currency, sales rose 2% from the year-ago period. Earnings per share was $1.16, and excluding special charges, adjusted earnings per share was $1.18.

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For fiscal year 2015, the company grew sales 6% in constant currency and earnings per share was $3.11. Excluding special charges, adjusted earnings per share rose to $3.48 from adjusted earnings per share of $3.37 in 2014. Cash flow from operations grew 17% to a record $590 million in 2015 and the company returned $351 million to its shareholders through dividends and share repurchases.

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Led by its Comprehensive Continuous Improvement (CCI) program, McCormick delivered a record $98 million in cost savings in 2015. The company expects to generate cost savings of at least $95 million in 2016.

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In fiscal year 2016, McCormick expects to grow sales 4% to 6% in constant currency. Including the impact of unfavorable foreign currency, sales are expected to grow 0% to 2%. Excluding the impact of unfavorable foreign currency, as well as special charges, adjusted earnings per share is expected to grow 9% to 11% from adjusted earnings per share of $3.48 in 2015.

Alan D. Wilson, Chairman and CEO, commented on McCormick's 2015 fiscal year performance, “Our 2015 results demonstrated the effectiveness of our strategies and the engagement and efforts of McCormick employees around the world. McCormick's products are on-trend with today's consumer and their increased interest in bolder flavors, focus on wellness and fresh ingredients, and demand for convenience.
"In fiscal year 2015, we grew sales 6% in constant currency through product innovation, brand building, expanded distribution and three strategic acquisitions. Since 2009, we have been fueling our growth with cost savings from our CCI program and, in 2015, we delivered a record $98 million of cost savings from CCI and our organization and streamlining actions. The performance of our joint venture in Mexico was particularly strong this year, driving a 25% increase in income from unconsolidated operations. We reported 2015 earnings per share of $3.11. We grew adjusted earnings per share 3% to $3.48 from $3.37 in 2014, overcoming significant profit headwinds, including material cost inflation and currency. Led by an improvement in working capital, our cash flow from operations reached $590 million, a strong increase from $504 million in 2014.
"We are proud of our performance this year and have good momentum heading into 2016. As I transition into the role of Executive Chairman, I look forward to continuing the work to drive success and build value for McCormick shareholders."
Lawrence E. Kurzius, President and COO, commented on fourth quarter results and the company's 2016 outlook, "Our fourth quarter was a strong finish to 2015. We grew sales 8% in constant currency with the benefit of our acquisitions and a 5% increase in the base business, led by higher volumes. The increase in our consumer segment was 6% in constant currency with particularly strong growth in the Europe, Middle East and Africa (EMEA) region. In our U.S. consumer business, actions underway for the past two years drove improved performance. In the fourth quarter of 2015, we reached two years of category share gains for our recipe mixes, and achieved solid sales growth of McCormick brand spices and seasonings, backed by a 4% increase in retail sales of these products. We grew industrial segment constant currency sales at a double-digit rate in each of our three regions, resulting in significant profit growth. For the total company, we grew adjusted operating income 10% in constant currency and adjusted earnings per share was $1.18.
"In 2016, we expect to grow earnings per share in line with our long-term 9% to 11% objective, excluding the impact of currency and the impact of special charges in both 2016 and 2015. Our plans to grow sales in 2016 include new products, increased brand marketing, further distribution expansion and pricing actions to offset higher material costs. Together with an incremental benefit from acquisitions completed in 2015, we anticipate 4% to 6% sales growth in constant currency. We have set a target for at least $95 million in cost savings to fuel our growth and improve margins. Along with higher profit, we are working toward another year of strong cash flow. Our focus remains on growth, performance and our people, including great business leaders and more than 10,000 employees around the world. Together, we are heading into 2016 from a position of strength with advantaged categories and effective strategies."
Fourth Quarter 2015 Results
Fourth quarter sales rose 2% from the year-ago period. In constant currency, the company grew sales 8%. Consumer segment sales increased 6% in constant currency, with similar contributions from both acquisitions and higher volume and product mix for the base business. The higher volume and product mix was driven by product innovation, expanded distribution and an 11% increase in brand marketing. The company grew industrial segment sales 11% in constant currency, with a double-digit increase in each of its three regions. Sales from acquisitions added 2% to sales growth. The increase in the base business was driven by product innovation, as well as support for the international expansion of industrial customers, particularly in emerging markets.
Operating income was $212 million in the fourth quarter of 2015. Adjusted operating income this period was $215 million, which was a 6% increase from $202 million of adjusted operating income in the fourth quarter of 2014. On a constant currency basis, the year-to-year increase in fourth quarter adjusted operating income was 10%, with higher sales and cost savings more than offsetting material cost inflation, increased employee benefit expenses and a $9 million increase in brand marketing. Income from unconsolidated operations rose versus the year-ago period, but was also impacted by unfavorable currency exchange rates. Earnings per share was $1.16 in the fourth quarter of 2015. Adjusted earnings per share was $1.18 in the fourth quarter of 2015 compared to $1.16 in the year-ago period, with the impact of higher adjusted operating income offset in part by a higher tax rate.
Fiscal Year 2015 Results
For the fiscal year ended November 30, 2015, sales rose 1% from the year-ago period. In constant currency, the company grew sales 6%, with about one quarter of the increase due to the three acquisitions completed in 2015. Higher volume and product mix added 4% to sales growth, and reflects the rise in demand for McCormick product in markets around the world. In 2015, the company drove sales growth with product innovation, $241 million in brand marketing and expanded distribution. To fuel these investments in growth, the company is generating significant cost savings through its CCI program and streamlining actions and in 2015 reached $98 million in cost savings compared to $69 million in 2014.
Operating income was $548 million for fiscal year 2015. Adjusted operating income was $614 million, which was a 1% increase from $608 million of adjusted operating income in fiscal year 2014. Foreign currency rates had an unfavorable impact on adjusted operating income and on a constant currency basis, the year-to-year increase in adjusted operating income was 5%. Higher sales and cost savings more than offset material cost inflation, increased employee benefit expenses and a $14 million increase in brand marketing. In fiscal year 2015, earnings per share was $3.11. Adjusted earnings per share rose to $3.48 in 2015 from $3.37 in the year-ago period, driven largely by higher adjusted operating income, increased income from unconsolidated operations and lower shares outstanding. Net cash provided by operating activities reached $590 million in 2015, a 17% increase from the year-ago period, driven largely by working capital improvements.
2016 Financial Outlook
McCormick expects further global growth in consumer demand for flavor. Through 2020, Euromonitor International projects a mid-single digit compound annual growth rate in global retail sales of herbs and spices. The company expects to contribute to this higher demand and grow its sales of herbs and spices, along with other flavor products, through brand marketing, product innovation, expanded distribution and acquisitions.

In 2016, the company expects to grow sales 4% to 6% in constant currency, driven by base business increases, new products, pricing and acquisitions completed in 2015 that should add 1% to 2% of sales growth. Including the estimated impact of unfavorable currency rates, projected sales growth is 0% to 2%. Pricing actions are expected to offset a low-single digit increase in raw and packaging material costs. The company plans to achieve at least $95 million of cost savings to improve margins and fuel an increase in brand marketing of approximately $20 million. Operating income is expected to grow 16% to 19% from $548 million of operating income in 2015. Excluding an estimated $7 million of special charges in 2016 that relate to previously announced organization and streamlining actions, and $66 million of special charges in 2015, adjusted operating income is expected to grow 5% to 7% from adjusted operating income of $614 million in 2015. Excluding the impact of foreign currency, the projected year to year increase in adjusted operating income is 9% to 11%.
McCormick projects 2016 earnings per share to be in the range of $3.62 to $3.69. Excluding the impact of an estimated $7 million of special charges, adjusted earnings per share of $3.65 to $3.72 is expected. From adjusted earnings per share of $3.48 in 2015, this is an increase of 5% to 7%. Excluding the estimated impact of currency rates, the projected growth rate in adjusted earnings per share is 9% to 11%. While the company plans to repurchase shares in the absence of any 2016 acquisition activity, it also anticipates a higher tax rate compared to 2015 when discrete tax items led to a lower tax rate. Earnings per share in the first quarter of 2016 are expected to be down slightly from $0.70 of adjusted earnings per share in the first quarter of 2016, mainly as the result of unfavorable currency exchange rates, a planned increase in brand marketing and a higher tax rate. For fiscal year 2016, strong cash flow is expected to continue, with plans to return a significant portion to McCormick's shareholders through dividends and share repurchases.
Business Segment Results
Consumer Segment

(in millions)	Three months ended		Twelve months ended
	11/30/2015	11/30/2014	11/30/2015	11/30/2014
Net sales	$784.6	$773.3	$2,635.2	$2,625.5
Operating income	166.0	169.3	403.3	470.6
Operating income, excluding special charges	169.2	172.0	456.1	474.3
For the fourth quarter of 2015, consumer segment sales rose 1% when compared to the fourth quarter of 2014. In constant currency, the consumer segment grew sales 6% from the year-ago period as a result of acquisitions, higher volume and product mix and pricing actions taken to offset the impact of higher material costs.

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Consumer sales in the Americas rose 1%. In constant currency, the increase was 3%, with 2% added by higher volume and product mix. Sales from Stubb's, acquired toward the end of the third quarter, also contributed to sales growth in the fourth quarter. The higher volume and product mix this period was led by U.S. sales growth of spices and seasonings, including Grill Mates and Lawry's products, gourmet items and Hispanic products.

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Fourth quarter consumer sales in EMEA rose 5%. In constant currency, the increase was 18%, with 11% added by sales from the acquisition of Drogheria & Alimentari in mid-2015. Volume and product mix grew 7%, with particular strength from new distribution in Poland and in France from new products and brand marketing.

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Consumer sales in the Asia/Pacific region declined 6%. In constant currency, sales increased 1% as sales growth in Australia and China was offset by lower sales in India. In the third quarter of 2015, the company announced a decision to discontinue some lower margin product lines in India.

Consumer segment operating income, excluding special charges, was $169 million in the fourth quarter of 2015 compared to $172 million in the year-ago period. In constant currency, adjusted operating income rose 1% from the year-ago period, with the favorable impact of sales growth and cost savings offset in part by the unfavorable impact of higher material costs and employee benefit expense, and a $7 million increase in brand marketing.
Industrial Segment

(in millions)	Three months ended		Twelve months ended
	11/30/2015	11/30/2014	11/30/2015	11/30/2014
Net sales	$417.3	$400.3	$1,661.1	$1,617.7
Operating income	46.2	30.1	145.1	132.4
Operating income, excluding special charges	46.0	30.3	157.8	133.9
For the fourth quarter of 2015, industrial segment sales rose 4% when compared to the fourth quarter of 2014. In constant currency, the industrial segment grew sales 11% from the year-ago period as a result of higher volume and product mix, an acquisition and pricing actions taken to offset the impact of higher material costs.

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Industrial sales in the Americas rose 6%. In constant currency, the increase was 10%, with 4% added by sales from the acquisition of Brand Aromatics early in the second quarter of 2015. Higher volume and product mix added 5% to sales growth this period, with higher sales in U.S. of branded food service products and customized flavor solutions, and increased sales in Mexico.

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Fourth quarter industrial sales in EMEA rose 1%. In constant currency, the increase was 14%. This significant increase was driven by sales to both quick service restaurants and food manufacturers that are expanding in this region.

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Industrial sales in the Asia/Pacific region were comparable to the year ago period. In constant currency, the increase was 11% due to higher volume and product mix. In China, there was a further recovery in demand from quick service restaurants, and in Australia, the sales growth included new products for quick service restaurants in this region.

Industrial segment operating income, excluding special charges, was $46 million in the fourth quarter of 2015 compared to $30 million in the year-ago period. In constant currency, adjusted operating income rose 62% from the year-ago period, with the favorable impact of sales growth and cost savings more than offsetting the unfavorable impact of higher material costs and employee benefit expense.
Non-GAAP Financial Measures

The tables below include financial measures of adjusted operating income, adjusted income from unconsolidated operations, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for the periods presented. These represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. In our consolidated income statement, we include a separate line item captioned “special charges” in arriving at our consolidated operating income. Additionally, we recorded $0.6 million and $4.0 million in cost of goods sold in our income statement, respectively, for the three and twelve months ended November 30, 2015 which we classified as special charges. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee, comprised of our Chairman and Chief Executive Officer; President and Chief Operating Officer; Executive Vice President and Chief Financial Officer; President, Global Industrial Segment and McCormick International; President, Global Consumer Segment and North America; and Senior Vice President, Human Relations. Upon presentation of any such proposed action (including details with respect to estimated costs, which generally consist principally of employee severance and related benefits, together with ancillary costs associated with the action that may include a non-cash component or a component which relates to inventory adjustments that are included in cost of goods sold; impacted employees or operations; expected timing; and expected benefits) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.
We believe that these non-GAAP financial measures are important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but it should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three Months Ended		Twelve Months Ended
	11/30/15	11/30/14	11/30/15	11/30/14
Operating income	$212.2	$199.4	$548.4	$603.0

Impact of special charges included in cost of goods sold	0.6	—	4.0	—
Impact of other special charges (including non-cash impairment charge of $9.6 million for the twelve months ended November 30, 2015)	2.4	2.9	61.5	5.2
Total special charges	3.0	2.9	65.5	5.2

Adjusted operating income	$215.2	$202.3	$613.9	$608.2
% increase (decrease) versus prior period	6.4%		0.9%

Income from unconsolidated operations	$9.7	$9.3	$36.7	$29.4
Impact of special charges attributable to non-controlling interests (1)	(0.1)	—	(2.0)	—
Adjusted income from unconsolidated operations	$9.6	$9.3	$34.7	$29.4
	3.2%		18.0%

Net income	$149.2	$148.0	$401.6	$437.9
Impact of special charges above (2)	3.1	2.1	49.9	3.7
Impact of total special charges attributable to non-controlling interests (1)	(0.1)	—	(2.0)	—
Adjusted net income	$152.2	$150.1	$449.5	$441.6
% increase versus prior period	1.4%		1.8%

Earnings per share - diluted	$1.16	$1.14	$3.11	$3.34
Impact of special charges above	0.02	0.02	0.38	0.03
Impact of total special charges attributable to non-controlling interests	—	—	(0.01)	—
Adjusted earnings per share - diluted	$1.18	$1.16	$3.48	$3.37
% increase versus prior period	1.7%		3.3%
(1) Represents the portion of the Kohinoor total special charge of $1.1 million and $14.2 million for the three and twelve months ended November 30, 2015, respectively, attributable to Kohinoor's 15% minority stakeholder.

(2) Total special charges of $3.0 million and $65.5 million for the three and twelve months ended November 30, 2015 and $2.9 million and $5.2 million for the three and twelve months ended November 30, 2014 are net of taxes of ($0.1) million, $15.6 million, $0.8 million and $1.5 million, respectively.

Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three Months Ended November 30, 2015
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	1.4%	(1.60)%	3.0%
EMEA	5.4%	(13.00)%	18.4%
Asia/Pacific	(5.80)%	(7.00)%	1.2%
Total consumer segment	1.5%	(4.50)%	6.0%
Industrial segment
Americas	5.9%	(4.50)%	10.4%
EMEA	1.5%	(12.80)%	14.3%
Asia/Pacific	(0.30)%	(10.80)%	10.5%
Total industrial segment	4.2%	(7.00)%	11.2%
Total net sales	2.4%	(5.30)%	7.7%
Adjusted operating income
Consumer segment	(1.60)%	(2.70)%	1.1%
Industrial segment	51.8%	(10.20)%	62.0%
Total adjusted operating income	6.4%	(3.80)%	10.2%

	Twelve Months Ended November 30, 2015
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales
Consumer segment
Americas	1.8%	(1.40)%	3.2%
EMEA	(5.00)%	(15.30)%	10.3%
Asia/Pacific	2.6%	(4.00)%	6.6%
Total consumer segment	0.4%	(4.90)%	5.3%
Industrial segment
Americas	3.2%	(3.20)%	6.4%
EMEA	0.8%	(11.80)%	12.6%
Asia/Pacific	2.9%	(7.30)%	10.2%
Total industrial segment	2.7%	(5.50)%	8.2%
Total net sales	1.3%	(5.10)%	6.4%
Adjusted operating income
Consumer segment	(3.80)%	(3.40)%	(0.40)%
Industrial segment	17.8%	(6.70)%	24.5%
Total adjusted operating income	0.9%	(4.20)%	5.1%

To present the percentage change in projected 2016 adjusted earnings per share on a constant currency basis, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's budgeted exchange rate for 2016 and are compared to the 2015 results, translated into U.S. dollars using the same 2016 budgeted exchange rate, rather than at the average actual exchange rates in effect during fiscal year 2015. This calculation is performed to arrive at adjusted net income (however, no adjustment is made for the company's share of income in unconsolidated operations that are denominated in currencies other than the U.S. dollar) divided by historical shares outstanding for fiscal year 2015 or projected shares outstanding for fiscal year 2016, as appropriate.

(in millions except per share data)
2016 Projection
Earnings per share	$3.62 to $3.69
Impact of special charges	0.03
Adjusted earnings per share	$3.65 to $3.72
Fiscal year 2016 Projection

Percentage change in adjusted earnings per share	5% to 7%
Impact of foreign currency exchange rates	(4)%
Percentage change in adjusted earnings per share on constant currency basis	9% to 11%
Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 7:30 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, the expected impact of raw material costs and pricing actions on the company's results of operations and gross margins, the expected productivity and working capital improvements, expectations regarding growth potential in various geographies and markets, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the ability to issue additional debt or equity securities and expectations regarding purchasing shares of McCormick's common stock under the existing authorization.
These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the lack of successful acquisition and integration of new businesses; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, the threat of data breaches and cyber attacks; volatility in the effective tax rate; impact of climate change on raw materials; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $4.3 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.
For more information, visit www.mccormickcorporation.com.

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For information contact:
Investor Relations:
Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement
(In millions except per-share data)
	Three months ended		Twelve months ended
	November 30, 2015	November 30, 2014	November 30, 2015	November 30, 2014
Net sales	$1,201.9	$1,173.6	$4,296.3	$4,243.2
Cost of goods sold	680.2	667.5	2,559.0	2,513.0
Gross profit	521.7	506.1	1,737.3	1,730.2
Gross profit margin	43.4%	43.1%	40.4%	40.8%
Selling, general and administrative expense	307.1	303.8	1,127.4	1,122.0
Special charges	2.4	2.9	61.5	5.2
Operating income	212.2	199.4	548.4	603.0
Interest expense	13.8	12.4	53.3	49.7
Other income, net	0.5	0.3	1.1	1.1
Income from consolidated operations before income taxes	198.9	187.3	496.2	554.4
Income taxes	59.4	48.6	131.3	145.9
Net income from consolidated operations	139.5	138.7	364.9	408.5
Income from unconsolidated operations	9.7	9.3	36.7	29.4
Net income	$149.2	$148.0	$401.6	$437.9

Earnings per share - basic	$1.17	$1.15	$3.14	$3.37

Earnings per share - diluted	$1.16	$1.14	$3.11	$3.34

Average shares outstanding - basic	127.8	128.8	128.0	129.9
Average shares outstanding - diluted	129.0	129.8	129.2	131.0

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet
(In millions)
	November 30, 2015	November 30, 2014
Assets
Cash and cash equivalents	$112.6	$77.3
Trade accounts receivable, net	455.2	493.6
Inventories	710.8	713.8
Prepaid expenses and other current assets	127.9	131.5
Total current assets	1,406.5	1,416.2
Property, plant and equipment, net	618.4	602.7
Goodwill	1,759.3	1,722.2
Intangible assets, net	372.1	330.8
Investments and other assets	351.5	342.4
Total assets	$4,507.8	$4,414.3

Liabilities
Short-term borrowings and current portion of long-term debt	$343.0	$270.8
Trade accounts payable	411.9	372.1
Other accrued liabilities	485.3	479.1
Total current liabilities	1,240.2	1,122.0
Long-term debt	1,052.7	1,014.1
Other long-term liabilities	528.0	468.8
Total liabilities	2,820.9	2,604.9
Shareholders’ equity
Common stock	1,039.6	995.6
Retained earnings	1,036.7	982.6
Accumulated other comprehensive loss	(406.1)	(186.0)
Non-controlling interests	16.7	17.2
Total shareholders’ equity	1,686.9	1,809.4
Total liabilities and shareholders’ equity	$4,507.8	$4,414.3

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement
(In millions)
	Twelve Months Ended
	November 30, 2015	November 30, 2014
Operating activities
Net income	$401.6	$437.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	105.9	102.7
Stock based compensation	18.7	18.2
Brand name impairment included in special charges	9.6	—
Special charges	22.8	5.2
Loss on sale of assets	0.6	1.3
Deferred income taxes	1.0	6.1
Income from unconsolidated operations	(36.7)	(29.4)
Changes in operating assets and liabilities	35.6	(54.2)
Dividends from unconsolidated affiliates	30.9	15.8
Net cash flow provided by operating activities	590.0	503.6

Investing activities
Acquisition of business	(210.9)	—
Capital expenditures	(128.4)	(132.7)
Proceeds from sale of property, plant and equipment	0.4	1.1
Net cash flow used in investing activities	(338.9)	(131.6)

Financing activities
Short-term borrowings, net	(127.4)	57.7
Long-term debt borrowings	247.0	—
Long-term debt repayments	(1.6)	(1.6)
Proceeds from exercised stock options	33.1	31.7
Common stock acquired by purchase	(145.8)	(244.3)
Dividends paid	(204.9)	(192.4)
Net cash flow used in financing activities	(199.6)	(348.9)

Effect of exchange rate changes on cash and cash equivalents	(16.2)	(8.8)
Increase in cash and cash equivalents	35.3	14.3
Cash and cash equivalents at beginning of period	77.3	63.0

Cash and cash equivalents at end of period	$112.6	$77.3